CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Proxy Statement/Prospectus on Form N-14 of our reports dated December 19, 2006, relating to the financial statements and financial highlights of Synovus Large Cap Core Equity Fund, Synovus Mid Cap Value Fund, Synovus Intermediate-Term Bond Fund and Synovus Georgia Municipal Bond Fund (four of the portfolios of The Advisors' Inner Circle Fund) which appear in the October 31, 2006 Annual Report to Shareholders of the Advisor Inner Circle Fund, which are also incorporated by reference into the Proxy Statement/Prospectus.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 23, 2007